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                    June 6, 2023

       Michael Casamento
       Chief Financial Officer
       Amcor plc
       83 Tower Road North
       Warmley, Bristol
       United Kingdom, BX308XP

                                                        Re: Amcor plc
                                                            Form 10-K for the
Year Ended June 30, 2022
                                                            Form 10-Q for the
Quarter Ended December 31, 2022
                                                            Form 8-K furnished
February 7, 2023
                                                            File No. 001-38932

       Dear Michael Casamento:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing